Exhibit 99.2

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

May 3, 2013

8:30 a.m. ET

Operator:	Good morning. My name is (Brooke) and I will be your conference operator today. At this time, I would like to welcome everyone to the New Castle First Quarter 2013 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

I would now like to turn the conference over to Sarah Watterson, Director of Investor Relations. Thank you. Miss Watterson, you may begin your conference.

Sarah Watterson:	Thank you, (Brooke), and good morning. I’d like to welcome you all today, May 3, 2013 to New Castle’s First Quarter 2013 Earnings call. Joining us today are Wes Eden, Chairman of the Board of Directors; Ken Riis, CEO and President; Brian Sigman, CFO; Paul Stockamore, Senior V.P. focused on our residential strategy; and Andrew White, a Managing Director focused on our senior housing strategy.

Before I turn the call over to Wes, I’d like to point out certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact. Instead, these statements describe the company’s current beliefs regarding events that by their nature are uncertain and outside of the company’s control.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

The company’s actual results may differ materially from the estimates or expectations expressed in any forward-looking statements, so you should not place undue reliance and any of the forward-looking statements.

I encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns to review the risk factors contained in our annual and quarterly reports with the SEC. Thank you.

And I’d like to turn the call over to Wes Eden.

Wes Eden:	Thanks, Sarah. Welcome, everyone. We just posted on the Web page a flip book that I’ll refer to as I go through it, which gives a good summary of all the activity. I mean, to start with the financial results, core earnings for the quarter were $37 million, 16 cents per share, but it’s a messy quarter in that there was a tremendous amount of uninvested capital that was committed, the vast majority of which will be fully invested by the end of June.

So, $630 million of average uninvested capital for the quarter. Once that capital is invested, our core earnings will be a total of 28 cents per share. So, a big gap between where we are and where we’re going to get to, but the visibility is very clear.

Also, a very busy quarter in the capital structure and the — and the spinoff of New Residential, and so we’ll spend a lot of time on that. So Brian will come back and detail the financial results at the end, but core number is $37 million. Core numbers pro forma the investment of capital, again, which is 90 plus percent of it is actually committed and will be funded here over the course of this quarter, would be 28 cents per share. So really a terrific uptick in terms of earnings on a pro forma basis. The next page, the big news for us in recent days, and really since the beginning of the year, is a spinoff of New Residential.

It creates two distinct companies, both of which with distinct strategies should bring a lot of transparency to it. Since the time we made the announcement that we intended to spin our residential investments off, the stock price is up about 30 percent. We still think that once the numbers become very clear and the transparency is there that we’ve got a good deal of upside from here, but we’re very happy with what’s happened from the first of the year until now.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

NRZ, New Residential, which is now trading on a when-issued basis, which will be a settled security, it’ll go from when-issued to actual cash security on the 16th of May is really just 3 business lines right now.

It’s the excess MSRs, which has been a very successful line of business for us for the past year and a half or so, the non-agency RMBS book, which we’ve talked about before, and then also in the quarter one significant investment that we made that was new. Other than the big MSR, a trade in early January was the chunk of the consumer loan portfolio that we bought that closed last month and that we think has got a lot of promise.

The post-spin NCT then becomes also a much clearer picture and it has got really just two lines of business. There’s the Legacy Real Estate Debt portfolio, which has a lot of interesting things and good news going on that side, and an emerging and increasingly larger part of our business, which the senior housing business which Andrew White will talk about.

So NRZ, the residential business; the post-spin NCT, a combination of a legacy debt business and the senior housing business.

Next page, if you flip to it, you know how the anticipated spin timeline has shown here. So we made the announcement on January 7th that we had filed a Form 10 with the SEC. This is post the large MSR investment that we made early in January.

On April 25th, the NCT board formally declared distribution of NRZ shares and set the record date. The registration statement became effective on April 30th. The when issued trading started happening on May the 2nd, record date May 6th, distribution date is the 15th, and then the 16th is the date that they will trade as separate public companies.

So with that, let’s turn to the discussion about NRZ. I’ll spend a little bit of time here just giving a bit of an overview and I’ll turn it over to Paul Stockamore. Paul is the person who is responsible for the non-agency and excess MSR book inside the business.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

The company has got a tremendous amount of exposure to the housing market. It is a residential focused and consumer focused REIT. When you look at the page, page 7 in the presentation that you’ve got in front of you, we detailed the investments line-by-line, $600 million invested in excess MSRs today, $186 million invested in equity and non-agency RMBS, $250 million in capital invested in the consumer loan business.

We’ve got a small residential mortgage loan portfolio and then a small equity commitment to our agency RMBS to help with REIT tests, et cetera, a $55 million in investible cash.

Of the $55 million of investible cash, a good portion of that is committed. We think we’ll have another MSR to announce here in the next, week or two. That’ll get our MSR balance up closer to $650 million of original capital.

So about half of our equity capital invested in MSRs. The way to think about the investible cash going forward over the rest of the year, through a combination of return of principal, net of the dividends, we think we’ve got in round terms about $100 million in capital to invest.

So we’ve got some dry powder that exists in the business right now. The return profile on the right-hand side, MSR book, this is an unleveraged book that’s returning high teens, 18 percent right now. We’re very happy with that.

Non-agencies is in the middle of the pack, so kind of 14 percent. We think there’s some good upside there in terms of some of the collapsed stuff that follow a walk-through. The consumer loan book, which I’ll talk about, was a portfolio that we bought from HSBC, which NRZ ended up owning about a third of the equity of that portfolio. That’s an idiosyncratic buy that is something we are very excited about, and the rest of it are just some small pieces to it.

Flip to the next page, let me just give a little bit of an overview and then I’m going to turn it over to Paul. So we have closed or committed on 10 different

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

pools. So there’s a lot of information contained on this pool. So a tremendous amount of transparency and we think that you can see what’s happening in the mortgage market on the origination side in a very, very effective way here.

So if you just go to the middle columns, which on my page are colored purple if you have the coloration in front of you, and start with pool one just to get grounded in what it is, this is the pool that we committed to in September of 2011. We actually closed it in December, $9.9 billion original pool balance. We own 65 percent of it; 35 percent of it is owned by Nationstar.

We made a $43.7 million investment. Life to-date over the last year and a half, we’ve returned about half of the capital, $21.7 million. The bookmark on the remaining MSR is marked at about the same price we paid for it. I think it’s marked at about $39 or$40 million.

So this has obviously been a terrific investment. Anytime you can make an investment, get back half of it in cash and still own something that’s worth about what you paid for it, that’s obviously been a very good one. Estimated future cash flow, 81.1. Life to-date prepayment speed, 16 percent.

There’s a lot of credit sensitive assets in these portfolios and that’s something that Paul will touch on here in a second. That’s been materially lower than what we underwrote the prepayment speed to.

Our recapture rate life to-date, 37 percent. The 1-month number, 48 percent, we’re very happy about. We thought that the upside in Nationstar once they got focused on the recapture rate on these portfolios was north of 50 percent and we are very happy that these early portfolios are all trending to that kind of a number.

If you skip down to the settled subtotal line, you can see that we’ve got $152 billion face value of UPB of MSR that we have thus settled. We have invested $393 million, $80 million in cash thus far, estimated future cash flows of 736. If you add those two up and divide it into the initial investment, that’s a multiple of about 2.1 times. That’s so the net investment returns if you skip to the right, estimated lifetime return is 19 percent, 2.1 times our money on an unleveraged basis, and something we think has a material amount of upside if and when interest rates are to rise.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

So this is a good snapshot of it. It walks you through pool by pool. The bottom two pools are the ones that we have committed to that have yet to close. That’s a big chunk of the uninvested capital that gets pushed out the door.

Once that all happens we’ll be just under $300 billion in UPB, 290.5, investments of 606.7. Like I said, there’s another investment out there with another $40 or $45 million that we’ll get that up to about $650 million and those are the performance numbers below it.

So with that, let me turn it over to Paul to walk through the next couple of sections. Paul?

Paul Stockamore:	Thanks, Wes. And so I think, you know, where we’re going to start is if you flip the page to page 9, this really kind of helps level set the portfolio and give an understanding of how we actually think about the underlying loans.

The portfolio itself is what we consider to be predominantly about 50 percent non-agency, another 50 percent GSE. And when you further sub-divide the portfolio, the reason why we really like it is that over 39 percent of the portfolio is what we call credit sensitive and 50 percent is non-agency. So combines about close to 90 percent of the portfolio, has characteristics that we think limit the borrower’s refinance options, which slows prepaid speeds.

We think that Nationstar is able to actually have higher recapture rates. And also just given the profile of the borrowers, they have by their nature slower prepayment speed.

Talking a little bit about the credit sensitive borrowers for a second, you know, we defined these basically as borrowers to, for the most part, have higher LTVs, lower FICOs. Some may have some payment history problems in the past, but for the most part, these are the kind of borrowers that that we like predominantly, it’s because Nationstar has the ability to get those loans to re-perform or, for the most part, have the ability to recapture a pretty meaningful chunk of them.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

So what does that actually mean? If you look over to the right — upper right, you can see that our recapture rates on these kinds of borrowers, they have, for the most part, trended with our expectations and, you know, since December of 2012, it actually popped above our expectations and that’s the nature of the borrowers themselves.

If you look at the bottom chart, the prepayment speeds, again, it’s kind of confirming our suspicions about the portfolio that the agency portfolio is prepaying about 10 to 15 PPR slower than the industry and also a non-agency side, it’s been relatively flat just given the lack of refinance options for a non-agency borrower.

So if you flip the page, what does this really mean for the portfolio? If we look at pool number 1, which is, you know, the one where we have the most amount of performance history, just to level set everyone, it’s — we did it back in December 2011. It was about close to a $10 billion pool. Now, it’s about $8 billion, which of that $8 billion, $700 million is from recaptured loans.

And the life to-date, CPR has been about 16. Impressively, we invested about $44 million and we got back close to 50 percent of our cash. And really, the purpose of this page is to kind of give some dimensions around what we think the potential future of this portfolio could look like under various prepayment speeds and also various recapture rates.

And so the first one really is what the current assumptions are. And so we said if you run it out at the current speeds, which is the 17 CPR and a 35 recapture, you’re looking at a portfolio that’s worth today about 40 million bucks or about $81 million of future cash flows, which is roughly about a 2 multiple.

If you slow down the prepayment speeds, which would be realistic given any kind of rise-in-rate environment, you can see some meaningful pickup in the portfolio that the $81 million of future cash flow grows to 100 — close to 113 and based off of your current value of about 40, that’s almost a 2.8 times multiple.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

Then if you slide down to the bottom, the higher recapture scenario, what this really frames is the fact that there is some meaningful upside from moving from 35 to 50 percent recapture, but what we really think about in terms of recapture is just to mitigate any sort of downside risk, where if prepayment speeds were to pick up, that’s really where we see the protection and the added value.

I’m going to spend a few minutes just talking about the non-agency portfolio. Just to give kind of a backdrop on the market, , I’d say, over the quarter we saw a pretty significant rally in bonds in general, but given the size of the market, still about a trillion dollar market, we’re still seeing some great opportunities out there.

And what I say is, you know, over the quarter, we did purchase about $374 million of face, put to work $227 million for average price of 61.

Our strategy in at least identifying those purchases is really to continue to stay selective and very disciplined, and what we’re finding is that the prepayment story is starting to change and it’s more of a nuance prepayment story now where you have to really dig in and do the credit work and what we find is that bonds that have an interesting profile will be ones that typically have — we think that could improve, from a delinquency, a re-perform perspective, and also ones that potentially have some value on the collapse side.

To summarize the portfolio, initially, we invested $516 million for about a purchase price of $62 for a face of 830 to-date. We’ve received about $40 million of cash flow.

And so if you look at the portfolio as of 3/31, that’s amortized down to about $784 million of face with a current market value of 66 and a current value of close to $519 million. So it’s up slightly even though it’s amortized down.

Even since the end of the quarter, the marks are up probably another $30 to $35 million just in the last month.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

A couple of other things probably to highlight on this page is if you look at it on a returns basis, we really own this portfolio at a 7 percent unlevered. To-date, we’ve used some limited amount of leverage just given the cash on our balance sheet, and so it’s been around a 9. We think that by the end of the quarter once we put to work, the rest of the cash will lever up this portfolio to about 65 percent.

And we’re looking at probably close to about a 14 percent return once we get to that 65 percent leverage.

Last thing to highlight on the page is what we consider to be the potential pop from a deal collapse. In the quarter, we were successful in one on the Newcastle portfolio and we do have a few in the pipeline.

The way we think about it is that we own these bonds at a pretty meaningful discount; 30 to 35 points. The ability to collapse one of these deals, which at the moment, we consider to be a relatively small maybe 10 to 20 percent, really accelerates those cash flows and accelerating the cash flows could generate anywhere from maybe a 3 to 5 percent additional pop in yields.

Wes Eden:	Great. Thanks, Paul. Just a few seconds on the next page – this is a consumer loan portfolio that we made a large investment in. I think it closed on the 1st of April. We committed to it during the first quarter.

It is at the moment, in a one-off transaction, a large one albeit that, but just a one-off transaction. We’re certainly looking at other consumer opportunities as we think that that’s a big and interesting market and one that is underserved.

This is a transaction that we engaged in with Springleaf. Springleaf Financial is the old American General, is the company that our private equity fund invested in about nearly three years ago.

It’s a very large standalone consumer finance business. They were the successful bidder on a $4 billion portfolio of kind of a runoff portfolio from HSBC of consumer loans.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

You can see the characteristics of the loans there. The $3 billion purchase price was financed with $2.2 billion in senior loans. Springleaf took a big chunk of the financing, of the equity of the portfolio and then NRZ invested $248 million in total.

The financing ended up at three and three-quarters percent on this; it’s a termed financing. So it’s not a bridge financing, but it’s expected to last for the term of these assets.

Net unleveraged returns for the portfolio, we think, are going to be in the mid-teens. So obviously, it’s to the extent we have a three and three-quarter percent, you know, financing rate. This is a very, very attractive investment.

Our based case expectations are about a 20 percent CPR. That’s based on 12 percent charge-off rate at prepayment speed of 16 percent. You can see in the little box above the 1-month and 3-month numbers in terms of the CRRs and the charge-off rates, both of them are trending in positive directions. The economic report that came out here right as we started this call, had another kind of brick into the whole recovery story here in the economy.

We see things getting modestly better in lots and lots of our businesses, kind of steady across the board, and this portfolio, I think, is a good exposure to it. It should generate a ton of incremental cash flow, also be a fairly short duration portfolio. It’s hard to say if there will be more of these to do, but it’s something we’re interested in.

So, last thing before I turn it over to Ken; the pipeline for investments right now is good. I’d say the world gets a little bit more competitive every day. We see a lot of competitors coming into the MSR space, you know, kind of following the activity that we’ve had.

The good news is that there’s still a high variance entry to really effectively transact. You still need a great servicing partner, a great originator, and we have that with the folks at Nationstar. The non-agency businesses as Paul said, we do think that there’s still a lot there to do. That’s been one of the best performing sectors in the whole fixed income market in the past year and a

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

half. Our portfolio has been the beneficiary of that, but again, our portfolio is exclusively focused on securities that are serviced by Nationstar in whole or in part, and so that’s stuff that we think has got good upside, and we’re looking always for new opportunities for us, but our focus here is going to be very residential consumer focused. That’s really what the company is arranging for us.

With that, Kenny?

Ken Riis:	Thank you. I’m going to talk about the Newcastle business and as Wes mentioned, it’s gotten so much simplified with the spinout and it’s basically our legacy debt portfolio that we’ve owned for a fairly long period of time, and also consists of new investments in senior housing assets that we started investing in about a year ago.

So it’s about a $3 billion face amount of assets with $1.6 billion of debt, and it generates about a 16 percent return.

If you go to page 16 in the presentation, the real estate debt portfolio is still very large. At the peak, we managed about 10 CDOs and currently today, we manage 4. Over the years, we’ve done a very good job at maximizing recoveries on the assets in our portfolio, but also we’ve done a very good job at buying back debt at discount prices.

So over the years, we’ve bought back about a billion dollars of CDO liability that’s an average price of 30. So net-net, we’ve created value for shareholders in the debt repurchases while also maximizing recoveries on the assets.

Looking at it going forward, the portfolio on the real estate debt side is $2.6 billion financed with $1.5 billion of debt. So our direct holdings on our balance sheet is $1.1 billion of face amount of investment.

Of that $1.1 billion, we expect to recover about $800 to $850 million of principal over the life and that’s an average life of about 4 years. Our plan isn’t to sit around and wait to collect the principal. We’re going to be very aggressive at accelerating the recovery of that principal with the strategy of reinvesting in senior housing assets and in opportunistic restructurings on some of the debt that we own in the portfolio today.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

So those will be the two strategies going forward. And my goal is to accelerate the recoveries of that $850 million of principal over the next year to year and a half.

So to talk about the senior housing portfolio, I’ll hand it over to Andrew White.

Andrew White:	Thanks, Ken. So the senior living is a business we started inside Newcastle about 9 months ago, but it’s a business Fortress has been active in for about 15 years.

Senior living has 3 basic product types: independent living, assisted living and skilled nursing. We’re focused on independent living and assisted living where the primary business is providing food, housing and personal care for seniors.

The industry, as you can see from slide 17, is supported by really favorable supply demand imbalance. The senior population is estimated to grow 3 to 4 times faster than the base population and yet, supply is still at record lows.

This is also a huge and highly fragmented industry. There’s $300 billion of senior living assets across the country and yet, 70 percent of those assets are owned by people with fewer than 15 properties, so we think this is a huge opportunity for consolidation.

Recently, the industry has been dominated by the large health care REITs, but the largest health care REITs are now so large, with total enterprise values in the range of $25 to $30 billion, that the smaller portfolio acquisitions just don’t move the needle.

Also, structurally those health care REITs aren’t really set up to take advantage of portfolios with operational upside. In contrast, Fortress has recently acquired a property manager, a company based in Portland, so that we can control the operations of the portfolio that Newcastle acquires and drive the organic growth.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

And so we’re looking for small portfolios with some operational upside where we can leverage our affiliated operator relationships and drive the organic growth. And the operational upside is typically some combination of growing occupancy, increasing rates, or rationalizing expenses.

We’ve been targeting yields in the low teens on acquisition in the 12 to 14 percent range where we hope to get the 20 percent cash on cash upon stabilization. So far, we’ve acquired $200 million for the properties, as you can see on page 18, and invested $80 million of equity.

We generated 14.5 percent levered yield in Q1, o that was 17 percent run rate in March. And we expect that to get above 20 percent in the next 1 to 2 quarters. We’ve got a pipeline incremental for about a billion dollars of assets, about $250 million of which is in contract, and most of this billion, and all of the $250 million, was sourced off-market.

And we think these assets still have return profiles that are similar to what we’ve closed already. So we should have more news on this in the future.

Wes Eden:	Great. Thanks.

Brian Sigman:	In the quarter, we had GAAP income of 15 cents per share. This included core earnings of 16 cents, a penny of other income offset by 2 cents of depreciation. Our common dividend for the quarter was 22 cents per share, which we’ve recently paid.

Our first quarter financial results were affected by having approximately $630 million of average uninvested capital in the quarter, including $500 million of average uninvested cash and $130 million of potential financing from our unlevered non-agency RMBS.

If this capital had been fully invested in the quarter, our core earnings would have been increased by 12 cents per share. As we continue to fund our commitments in the quarter, the earnings will continue to grow.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

Additionally, you’ll notice our G&A expenses were higher relative to previous quarters as a result of some of the expenses that were associated with the consumer loan deal and the plan spinoff of new residential.

This morning, we posted our Q1 supplement and as you’ll see from the disclosures, we’ve been breaking out our results by 2 business lines to get transparency into what the companies will look like after the spin.

As we’ve announced, May 15th is the effective date for the distribution of the NRZ shares and therefore, in the second quarter, NRZ will have a month and a half of activity as a standalone company.

That ends our prepared remarks. We’ll now take your questions.

Operator:	At this time, if you would like to ask a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from (Douglas Harter) with Credit Suisse.

(Douglas Harter):	On this slide deck, you talked about a four-year weighted average life on the real estate debt and the last one it was five. Was there a reason for that acceleration in the recovery of those cash flows?

Brian Sigman: Yes, it was really kind of rounding and then one big asset we heard about that was going to be sped up a little bit, so I think it rounded down from 4.5 to 4.4.

(Douglas Harter):	Got it. And then, if you could just talk about the impact of the HARP extension on the excess MSR investments and whether that changes any of your return assumptions?

Paul Stockamore:	Sure. I can take that. Yes, I think that we definitely did a lot of work in terms of identifying well what percent of the portfolio is HARP eligible and I’d say net-net, it’s probably neutral, if not positive.

If you go back to that pie chart that I was referring to, that credit sensitive slice, about a third of those are HARP eligible, and if you look at what Nationstar has been able to do just on HARP eligible loans, their recapture rates are north of 55, almost 60 percent just on those loans.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

And so, we think that any loan that does get HARP, you’re de-risking the borrower, the propensity for them to default in future is lower, and you’re also extending off the cash flow. So net, we think it’s actually a positive for the portfolio.

(Douglas Harter):	Great. Thank you, guys.

Operator:	Your next question comes from (Matthew Howlett) with UBS.

(Matthew Howlett):	For taking my question. Ken, just on the acceleration of the 4 CDOs and the expected recovery, it looks like CDO 4 and 6, you’re not getting any cash from residual and I think the overall cash yield is probably fairly low on those 2 deals.

What would stop you from collapsing those deals sooner rather than later? Is there anything you can tell us that, in terms of working with the bond holders you are the senior bond holder, I think, in CDO 6?

What’s preventing you from collapsing those deals sooner?

Ken Riis:	Right now, CDO 4 is one that is high on our radar screen to collapse in the near-term. So we’re working on that as we speak. CDO 6, we have a large investment in the capital structure and really, it’s all about timing. We’ll collapse these deals as we get closer to investing in the senior housing portfolios that we have in our pipeline.

So really nothing’s really stopping us other than timing of when we need the cash. CDO 4, though, I think will be in the near-term something we’re going to address and collapse.

(Matthew Howlett):	OK. So there’s no negotiations that have to take place with the other bond holders or anything of that nature?

Ken Riis:	There is an opportunity for us to buy some of the debt back at a discount.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

(Matthew Howlett):	Got you.

Ken Riis:	The values of the bonds have gone up materially. So that arbitrage is sort of going away, but doesn’t mean that on CDO 6, for example, we own almost the whole capital structure or the majority of it …

(Matthew Howlett):	Right.

Ken Riis:	… that we purchased at very low dollar prices. So it’s really just the timing of when we want to accelerate those cash flows. CDO 4 though is a smaller deal, that it’s a very straight capital structure. It’s about $150 million of assets, $77 million of third-party debt.

So it’s just when do we want to liquidate the assets and pay off the debt if we have to pay it off at par. And in the past, we’ve purchased about $60 million of debt back at about 50 cents on the dollar.

(Matthew Howlett):	Yes, it’s been great for you guys. Correct me if I’m wrong, but those 4 – CDO 4 and 6, you’re not getting that much cash or what you guys would call CAD in terms of non-principal the residuals aren’t earning anything and you’re just getting through the coupon right on the bonds you own, right?

Could it be accretive to go put that on the cash faces, put that to work in senior living immediately?

Ken Riis:	Yes, that’s the plan.

(Matthew Howlett):	OK.

Ken Riis:	But we’re also in CDO 6, we did buy the senior bonds at a very low dollar price, so it’s at 67. So the discount recovered between 67 and par goes into our CAD numbers and that’s the recovery of principal.

(Matthew Howlett):	Got you. OK. OK. And then just moving to the excess MSRs, is the stated pipeline of $300 billion that you guys are looking at, I know there’s $20 billion with a deal that’s imminent, but, I guess, how close are we on the $300 billion?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

We’ve seen a lot of REITs, as you said, announced that they’re getting into this. Now, what are multiples? Have they gone up in terms of servicing multiples or do you still feel like you can do a 15 percent IRR?

I’m assuming your typical assumption is a 30 percent recapture, doubling of lifetime. Is that still attainable with all the new entrants?

Wes Eden:	We think it is and the market has definitely been evolving away from some of these very large kind of headline trades to smaller one-off trades or flow basis. The big picture of the market though is still about $10 trillion in mortgages in the U.S., $10 trillion in mortgage servicing rights.

The percentage of it was owned by the big banks. So it was in the low 90s, 91, 92, 93 percent for many, many years. With all these sales, that has gone down; it’s gone down to about 84 percent.

When we started this whole thing, our thesis was at the end of the day that, when all the dust was settled you’d end up with a half or so of that market ending up in the non-agency servicers for the non-bank servicers.

(Matthew Howlett):	Right.

Wes Eden:	And so I do think that there’s still a good migration to go. In addition, the current production of mortgages this year is estimated to be about $1.5 trillion. So, about 14 percent of the market is going to sell on some kind of a flow basis.

And so we do think that there are good portfolios. The one thing I think you’ll see going forward are probably smaller portfolios and more of them, and a lot more flow arrangements, and it’s more competitive for sure, but we still think that there’s a lot of attractive things to do in the marketplace.

(Matthew Howlett):	And on the flow arrangement, those are still the mid-teens IRRs you can get on the new production?

Wes Eden:	They are. I mean, they’re the purchase price of those investments are higher proportionately as you’d expect them to be because the coupon rates have been recently financed at a three and a quarter or a three and a half percent gross rates versus our credit-impaired stuff at six.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

It does put, I think, a greater premium on your ability to be a great originator. Those people that have just refinanced have demonstrated that they have access to the refinancing markets. They are slippery borrowers in that respect.

And so you have to be better and want a new game to be an originator in that respect. So, we feel like the efforts that we made at Nationstar a couple of years ago to really become best of class as an originator is something that is going to become more and more relevant not just in terms of capturing origination volumes, but also to be in the recapture business and be on top of it.

So, the characteristics of it, I think, will change. One of the things which I think we’ll highlight in the future here will be as we have gone through and started to recapture substantial portions of these portfolios and as they turn over, your change in the nature of your investment to the positive is fairly dramatically.

As Paul said in that first case, where there’s $800 million of recaptured loans in there, that is a much higher quality MSR than the 6 percent growth we’ll actively replace.

(Matthew Howlett):	Right.

Wes Eden:	And we’re using good, generic numbers as we show you in our disclosure, but the nuances behind these things, I think, will dictate a lot of the returns and excess returns that we’re hoping to generate.

(Matthew Howlett):	It sounds it. And then just to clarify, the $100 million is the dry pattern you expect to have an NRZ following the closing of all the stuff you have in the pipeline for this year?

Wes Eden:	Yes, actually, the $55 million goes down to about $10 or $15 million. It’s pretty fully invested here by the end of the quarter, so you’re going to get a very, very full snapshot. Certainly the third quarter will be fully invested as this stuff settles. The vast majority of it settles here in the second quarter.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

But then, with the MSR portfolio in particular, you get a lot of cash flow. So net of dividends our net-net numbers plus or minus about $100 million of investible capital before we either raise capital or change our capital structure.

So that should give you some guidance there.

(Matthew Howlett):	Yes. Great. No, that’s very helpful. Great. Thanks, guys.

Operator:	Your next question comes from (Bose George) with KBW. (Bose), your line is open. His question has been withdrawn. Your next question comes from (Jason Stewart) with Compass Point.

(Jason Stewart):	A follow-up on the CDO question from earlier. The $10 million you repurchased in the quarter, was that related to the collapse of a deal, or can you tell us which deal that was in?

Ken Riis: Yes, that was in CDO 8. So we bought the senior bonds in CDO 8.

(Jason Stewart):	And in CDO 8 and the later CDOs, do you need to repurchase any more of the senior bonds in order to effectuate the collapse or are you at the point now in those later ones where you can still negotiate with holders to collapse them?

Ken Riis: No, there’s always an opportunity to negotiate with holders to buy back the debt. You know, the capital structure of CDOs 8 and 9 are pretty good in that, you know, there’s low cast to financing and would generate a lot of positive net spreads.

So we’re weighing the collapse of that, buying back third party debt at a discount, and generating positive cash flows for the company. So the immediate strategy will be on the more seasoned CDOs 4 and 6, and 8 and 9 will come over in later stages.

(Jason Stewart):	OK. That makes sense. Thank you. And then on a bigger picture question, you’re giving us great disclosure about where you think the economics end up for both NRZ and NCT.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

How should we think about, or maybe you can tell us how the board and the executive management team thinks about, the dividend following cash earnings and how the progression gets you to the 61 and 50 cents of earnings ?

Wes Eden:	The dividend question will definitely be a headlined topic for us at our next board meetings. We have regularly scheduled board meetings after the quarter ends and, in particular, once you achieve this full investment profile, which is where we’re headed over the course of this quarter, given the gap between where our core earnings are in the first quarter and pro forma and where they are net of the investment of all this capital; there’s no room for improvement on the dividend side, something we’re going to talk about at the next board meetings.

(Jason Stewart):	OK. And one last question on HSBC on the acquisition there. It looks like when we’re looking at the slide, the charge-off rate of 12 percent is an annual rate and you’re combining it with the CRR to get to a 20 IRR.

Is there any opportunity once the servicing gets transferred to Springleaf for those assumptions to decline in terms of charge-off and then perhaps to refi that portfolio in a transaction like Springleaf has executed in some of their other core products?

Wes Eden:	Yes, I think the short answer is yes. You know, we think that Springleaf is a terrific servicer. Their own portfolios had materially lower charge off-rates than this portfolio has had historically. So we are, – we - Springleaf - they are taking over the servicing operation in London, Kentucky and after an interim period, they’ll step in and assume full control of that, and we’re hopeful that they can improve on it obviously.

We used a similar structure that we have done with NationStar in the past. So Springleaf owns a big chunk of the equity of this in addition to being the servicer. So their incentives are our incentives and they’re very focused on reducing those numbers.

The general trend line even before we took it over has improved fairly substantially in the past six months. We’ll show you just a little snapshot of the one and three-month stuff, but the profile is definitely improving as consumer credits get a little bit better around the country.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

The financing that we’ve put in place is a dramatically better financing than the market anticipated and even better than what we had anticipated at the time that we bid.

The financing that was profiled at the time of the bid had coupon rates that were anywhere from six and a half percent to eight and a half percent and it actually had cash flow characteristics that completely trapped all the cash flow inside the structure.

And so thus it became a very, very short financing and a relatively expensive one at that. So to go from a cash flow trap, six and a half to eight and a half, to a cash flow paid through at three and three-quarters is a gigantic difference on a portfolio this size.

So, you know, we’re very excited about this portfolio. I’d like to say we had 10 more lined up behind it, but that’s just not the case, but, you know, the consumer markets still in the U.S., you know, nearly 50 percent of all borrowers are subprime. This, I think, is one of the more interesting sectors in the whole financial services space because it’s still quite underserved by the banks and I think it’s likely to stay underserved for a period of time across asset classes.

So we’re certainly going to work hard with the Springleaf guys to try and find other things to do. This is a big transaction that we managed to land and we’re excited about it. We think it does give real earnings power to the company, but more to come.

(Jason Stewart):	Great. Thank you.

Operator:	Your next question comes from (Bose George) with KBW.

(Bose George):	This is just on the legacy of Newcastle. When you look at that a couple of years out, is that largely going to be an owner of real property?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

Wes Eden:	I think when you look at what we’ve got in there right now, (Bose), we’ve got the senior housing business, which is substantial, and as Andrew said, is honestly more substantial. We’re quite optimistic about the prospects there to make that a material business.

The legacy debt business at this point is just that; it’s a legacy debt business. There are a couple of large debt positions that we are fooling around with and trying to restructure into more direct equity and it’s a little too early to report on those, but there are two things in particular that I am particularly keen on that we think are both interesting standalone opportunities, A, and B, are potentially big market opportunities.

So I do think there’s a possibility for the legacy business to certainly turn to senior housing business, in part, but maybe one or two other things and we’ll have more to report on that hopefully over the next quarter or so.

And we have not at all written off our legacy business as a go-forward business. It still has not actually had the kind of risk return characteristics that we think are attractive, but we look at it all the time.

(Bose George):	Oh. OK. Great. Thanks. And then, switching to the non-agency MBS to the point you made about potentially collapsing some of those deals and accelerating the returns, I was just curious to the mechanics of that how it accelerates the returns and what do you need to have in order to collapse the deals?

Wes Eden:	Well, the call rights are typically held either by the servicer, if they’re the only servicer, or by the master servicer, if there’s a number of servicers.

Nationstar, at the end of the day, has either servicing or master servicing on a couple hundred billion dollars of the $900 billion in the markets. So they call it roughly 20, 25 percent of the overall market; that’s a large part of the population. That’s why we focused our efforts in that regard. The mechanics who are calling it are typically subject to a call or a factoring of the original pool down to about 10 percent, in some cases as high as 25 percent, in some cases as low as 5, but 10 is fairly typical.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

Inside that universe of $900 billion, there’s a big chunk of the deals that are callable right now. And so then, really the issue becomes purely an economic one. It’s actually not terribly different than the collapse analysis, but what Kenny has been doing on the CDOs.

To the extent that we can buy back securities at a discount, that kind of lowers the bar in terms of what is economically viable for us and with the concentrations that we built up in a handful of these deals, we think we’re in the strike zone on a couple of these things now and I’m hoping we’re going to do something sooner rather than later that’ll give you a good snapshot of what the impact of this can be.

As Paul said, the way I think about it is if we end up collapsing 10 percent, 15 percent, or 20 percent of our overall deals over some period of time, which is probably a good starting point assumption, where you can add anywhere from 300 to 500 basis points to the returns of that overall portfolio, so it’s not life-changing in the sense that it doesn’t make them 50 percent returns, but it does actually generate really attractive returns in the sector.

(Bose George):	OK. And do most of these bonds have these clean-up call options?

Wes Eden:	They all have these clean-up call options, all that I’m aware of.

(Bose George):	OK. Great. Actually, you mentioned the servicing advances as a potential area of investment. Is that through Nationstar again and what are the kinds of the ROE opportunity? Then also, I guess, assume that’s your opportunity that’s kind of limited by the REIT status as well, right?

Wes Eden:	They are. I’d characterize them as very high IRR, very low, very short durations. So they’re one of the things that we have looked at before, one of the things that has come out of the whole financial crisis where servicing advances were much greater than what people originally forecasted them to be.

So, again, as an example, when we bought, the portfolio from Bank of America back in the first part of the year, total purchase price included about $6 and a half or $7 billion worth of advances.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

So it was a very large number on a couple of billion dollar investments overall. So these portfolios can be big. Obviously, as things improve, the opportunity set for that is diminishing, but we still think that there is a handful of things that are out there that are worthwhile pursuing.

(Bose George):	OK. Great. Then there’s one last thing; on the non-agency MBS side, is there an opportunity for permanent financing through re-securitization, and just curious about the economics of that versus just the repo funding.

Wes Eden:	Yes, there’s been actually a fair bit of permanent financing that has happened. In fact, we’re even going back over the last couple of years as conditions have improved a bit.

What I’m focused on is certainly term financing, which we are very desirous of for obvious reasons, but I want to have the flexibility to move assets in and out of it as we want to collapse deals or buy securities, sell securities, et cetera.

So we are working on a bunch of things in that regard. But yes, we could go permanent finance tonight, and do so in very, very attractive levels, but that becomes an ecstatic kind of pay-down and that is not what we want to do.

(Bose George):	OK. That makes sense. Thanks a lot.

Operator:	Your next question comes from (Jim Fowler) with Harvest Capital.

(Jim Fowler):	Good morning, Wes. You covered a couple of the detailed points on the pools. I wanted to ask you a couple of more macro questions. The first is although it was eliminated from the Boxer-Menendez Bill, are you giving any thought or are you seeing other folks give thought in the valuation of the GSE/MSRs to the prospect of an extension to 2010 of the eligibility for HARP; therefore potentially allowing some re-HARPing?’

Wes Eden:	Well, the HARP, they’ve already announced they’re going to extend it through next year, right? And as Paul said, there’s good news/bad news, which we think our balance is going to be good news which is on one hand it

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

extends the finance ability of that, so you’re going to have more people refinance. That’s the bad news in a sense, but on the flip side, the recapture rate of that is north of 50 percent, and we think it should be north of 75 percent.

We aspired to capture all those borrowers, and even though they are the home team and that those borrowers need a lot of hand-holding to get through the refinance process and you’re the servicer, I think it has been extended and we think on balance, although we’ll have a little higher prepayments, the next result in MSR that we have out of the recapture mitigates that to a substantial amount and is a better quality MSR netted at the lower coupon.

I think that on the GSE front and on the government’s efforts in general, if you look at the announcement of the new appointment to the FHFA and some of what his statements have been about; access to borrowers to refinance, I think that there is still going to be a lot of focus to get at that non-agency segment. That’s what we think is a big opportunity for us with respect to our servicing portfolio.

It’s also a big opportunity we think on the non-agency bond side. So, the reasons that these securities trade at the discounts for the most part, at this point, has less to do with credit impairment and people’s worry about credit and more of the fact that they’re just very low coupons with still very long durations.

So any meaningful uptick to the prepayment speed on the non-agency side would have a big impact, I think, on the upside of that market, but, the wheels of justice in Washington turn slowly, so I don’t think anything is going to surprise us overnight.

(Jim Fowler):	So the timeframe has been extended 2015, but it’s not being factored right now that the eligibility date could go from 2009 to 2010?

Wes Eden:	Yes, we’re not. That’s a factor for sure, (Jim), but I think it’s a nuance. An important nuance, but a nuance to it.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

(Jim Fowler):	And then one more even broader question just, your insight. I’ve been surprised a bit about some of the new entrants into the MSR purchasing recently. My assumption has been that the GSEs have to be agreeable to have the MSRs just given the fact that they the customers in the hands of the borrowers and the hands of very competent people like Nationstar and a couple of the Legacy folks side.

So I’m just wondering does it feel to you like it’s a financial transaction for these new entrants or could it be the case that the GSEs are looking at the three legacy guys as growing very rapidly, potentially having some capacity constraints, and for a short period of time, they’re allocating, they’re indicating some of these MSRs and go to other buyers as you and the other two folks get the recent large acquisition settled and then you’ll be again the preferred buyers just given your competent side?

Any insight would be helpful.

Wes Eden:	Well, I mean, I’m not surprised that there are people that are trying to come into the sector. In a zero interest rate environment, 20 percent on leveraged returns with 2 times your money is a pretty attractive investment profile.

We probably have contributed to that a bit by being as transparent as we have been, but I still think on balance that’s the right thing for shareholders and it’s been the right thing for us, but there’s no doubt that that has highlighted some of the investment characteristics of it.

You know, with regards to the GSEs, you know, that’s a question better directed at (Jay Bray), who runs Nation Star, but I think our own standing with the GSEs is terrific because these guys have done a great job.

A number of the guys you’ve seen that have done filings or have made statements about being in this space are either, A, originators themselves, they’ve got modest amounts of MSRs they’ve created on their own book of business or B, are people that, I think, do have kind of more financial aspirations for it.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

There are obviously a handful of competitors that will go unnamed on this call that are very large, that have done a good job. Where they stand with the GSEs, I can’t really speak to it. You’d have to talk to those guys directly.

But I do think that the world is evolving more towards the flow basis. That’s where it’ll go eventually, but there will undoubtedly be some notable transactions, I think, as this market continues to unfold.

(Jim Fowler):	Thanks, Wes.

Operator:	Your next question comes from (Steven Erica) with Locust Wood Capital.

(Steven Erica):	Hi, Wes. How are you?

Wes Eden:	I’m great, thanks. How are you, (Steven)?

(Steven Erica):	Good. Thanks. So just to clarify, because this is kind of an exciting transformation, the CDO book, it’s $800 to $850 million and your plan is to basically get out of that and get into more hard assets like senior living? And did I hear you think that happens over the next 12 to 18 months?

And specifically, you mentioned you could collapse CDOs 4 and 6, you know, at any time based on, you know, when you can buy some senior living housing. How much capital would be able to come out of just those 2 CDOs out of the $800 million?

Wes Eden:	The short answer is that’s exactly what the game plan is right now. That can change, obviously, if the market was to change, but we think that when you look at the performance that Andrew and the squad have had, even the brief period we’ve owned the senior housing, it’s pretty exciting stuff, right?

I mean, 12 percent leveraged returns going in, 14 percent for the quarter, 17 percent run rate. In a marketplace where the big health care REITs traded 4 and 5 percent dividend yields.

(Steven Erica):	Right. We’ll get a much higher multiple if we moved into that business, that’s for sure.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

Wes Eden:	Yes, if we could transform a big chunk of the balance sheet into that, I think it would be a great thing for shareholders and, you know, that’s something we’re very, very focused on.

The legacy business though, I don’t want to discount, we do think we can accelerate some of it. Kenny and the guys have done a terrific job of buying the stuff back. There’s a meaningful amount of capital that can come out of these things in the short-term and he said it in plain terms: If we held it to maturity, it’s about a four-year, four and a half year experience for us.

If we’re able to accelerate that, it goes in the next 12 to 18 months. And so I think that there could be an entirely new leg on the New Castle side. One of the things I’m very excited about with this even going through the numbers and the presentations and stuff last night is that this does create just a tremendous amount of clarity around the two companies, and I think that that’s going to be the benefit of everybody; it kind of gets you very focused as an investor, it gets you focused as a shareholder, and I think if we can execute on it, we’ve got a lot of good things to come.

(Steven Erica):	Well, just as a down payment, if you did take CDO 4 and 6, how much out of the $800, how much could we put into this new business?

Ken Riis: Yes, obviously, it depends on the market value of the assets. So that could move around over time, but looking at today, it’s about $120 million to $150 million proceeds that we would get back to reinvest.

(Steven Erica):	Great. Terrific. Thank you very much, guys.

Operator:	At this time, there are no further questions. I’ll turn the conference back to Wes Eden for closing remarks.

Wes Eden:	No, that’s all. So thanks for indulging us on a bit more of a explanatory call, but obviously with the news around the business, we thought it’d be good to walk through, again, what the attributes are of the two companies. I think we’ll revert more to the ordinary course, just a simple description of the earnings and the activity for the quarter on the next one.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Sarah Watterson

05-03-13/8:30 a.m. ET

Confirmation # 31571453

But we’re excited about all the events, and thanks very much.

Operator:	Thank you. This concludes today’s New Castle First Quarter 2013 Earnings conference call. You may now disconnect.

END